 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	February 6, 2017

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES PRODUCTS
FROM ARGON MEDICAL DEVICES AND
CATHETER CONNECTIONS, INC.

Merit to Release 4th Quarter and Year End 2016 Results on February 21, 2017

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, announced today that it has acquired certain products from Argon Medical Devices and Catheter Connections, Inc. The combined revenues of the two acquired product lines were approximately $46.0 million in 2016. The transactions were financed with a combination of cash and existing credit facilities, which totaled $48.0 million.

“These product acquisitions broaden Merit’s product offering, expand Merit’s geographic presence, and support our goal of expanding our value proposition to our hospital customers globally,” said Fred P. Lampropoulos, Merit’s Chairman of the Board and Chief Executive Officer. “We intend to sell these products through our existing interventional cardiology sales force.”

Details about the product acquisitions, Merit’s fourth quarter and full year 2016 results, 2017 guidance, and profit goals will be discussed in Merit’s upcoming conference call.

Merit plans to hold its investor conference call (conference ID 62632957) on Tuesday, February 21, 2017, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are (domestic) 844-578-9672; and (international) 508-637-5656. A live webcast will also be available for the conference call at merit.com.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 4,100 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada, and Melbourne, Australia.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted plans, revenues, net income, financial results or anticipated or completed acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2015. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; governmental scrutiny and regulation of the medical device industry, including governmental inquiries, investigations and proceedings involving Merit; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; restrictions on Merit's liquidity or business operations resulting from its current debt agreements; infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; laws and regulations targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in governing regulations; changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States or other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in exchange rates; concentration of a substantial portion of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in healthcare policies or markets related to healthcare reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; introduction of products in a timely fashion; price and product competition; availability of labor and materials; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2015 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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